SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): July 22, 2003

NTELOS Inc.

(Exact Name of Registrant as Specified in Charter)

Virginia	0-16751	54-1443350
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

P. O. Box 1990

Waynesboro, Virginia 22980

(Address of principal executive offices)

(540) 946-3500

(Registrant’s telephone number, including area code)

Item 5.	Other Events and Regulation FD Disclosure.

As previously reported, on March 4, 2003, NTELOS Inc. and certain of its subsidiaries filed voluntary petitions to reorganize under Chapter 11 of Title 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Eastern District of Virginia (the “Bankruptcy Court”)(Case No. 03-32094).

On July 22, 2003, the company announced that, following the approval and confirmation of the company’s Joint Plan of Reorganization, the company will reconstitute its board of directors to include the following persons: Messrs. Thomas E. Doster, Rudy F. Graf and Ms. Susan A. McLaughlin in addition to current directors Messrs. A. William Hamill, John B. Mitchell, James S. Quarforth and John B. Williamson, III.

The company also announced that it filed a supplement of exhibits to its proposed Joint Plan of Reorganization, containing draft forms of the Purchase Agreement for the sale of $75 million aggregate principle amount of new 9% convertible notes, the Indenture governing the notes and certain other corporate documents, with the Bankruptcy Court.

The full text of the Disclosure Statement and the proposed Joint Plan of Reorganization, each dated as of July 1, 2003, together with the supplement of exhibits to the proposed Joint Plan of Reorganization, are available on the company’s website at www.ntelos.com.

A copy of the company’s press release is attached hereto as Exhibit 99.1 and is incorporated in its entirety herein by reference.

Item 7.	Financial Statements, Pro Forma Financial Information and Exhibits.

    (c) Exhibits.

Exhibit No.	Description

99.1	Press release dated July 22, 2003 announcing the proposed new board of directors of the company and the filing of a supplement of exhibits to its proposed Joint Plan of Reorganization.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NTELOS INC. (Registrant)

By:	/s/ Michael B. Moneymaker
Michael B. Moneymaker Executive Vice President and Chief Financial Officer, Treasurer and Secretary

Date: July 22, 2003